Exhibit 99.1

Commerce Union Bancshares, Inc. Declares $0.12 Cash Dividend For First Two Quarters of 2017

Dividend Increased 9.1% Per Share Over Previous Annual Dividend of $0.22 Per Share

Announces Change to Quarterly Dividend Payment Going Forward

BRENTWOOD, Tenn.--(BUSINESS WIRE)--June 29, 2017--Commerce Union Bancshares, Inc. (Nasdaq: CUBN), parent company of Reliant Bank, announced today that its Board of Directors approved a 9.1% increase in the cash dividend to $0.06 per share to be paid on a quarterly basis. The initial dividend payment of $0.12 per share represents the dividend for the first two quarters of 2017. Commerce Union previously paid an annual cash dividend of $0.22 per share. The $0.12 per share dividend is payable on July 21, 2017, to shareholders of record as of the close of business on June 30, 2017.

“We are pleased to announce our Board’s approval of a 9.1% increase in our cash dividend and the change to a quarterly dividend payment going forward,” stated William R. DeBerry, Chairman and Chief Executive Officer. “As previously announced, I will retire as Chairman and CEO of Commerce Union Bancshares as of June 30, and I am pleased to mark my retirement with an increase in our cash dividend. It highlights our record results since Commerce Union Bank and Reliant Bank merged, and our Board’s ongoing commitment to building long-term shareholder value through our cash dividend program.”

DeVan D. Ard, Jr., will succeed Mr. DeBerry as Chairman and CEO of Commerce Union Bancshares. Mr. DeBerry said, “this organization has a tremendous pool of talent propelling it forward. We have a very bright future and expect continued success under the capable leadership of DeVan Ard.”

Mr. DeBerry will continue as a Board member of Commerce Union Bancshares following his retirement as Chairman and CEO.

About Commerce Union Bancshares, Inc. and Reliant Bank

Commerce Union Bancshares, Inc. (NASDAQ: CUBN) is a Brentwood, Tennessee-based bank holding company which operates banking centers in Davidson, Robertson, Rutherford, Sumner and Williamson Counties in Middle Tennessee and Hamilton County in East Tennessee through its wholly-owned subsidiary Reliant Bank. Reliant is a fast-growing community bank headquartered in Brentwood, Tennessee. A full-service commercial bank, Reliant offers a variety of deposit, lending and mortgage products and services to business and consumer customers. For additional information, locations and hours of operation, please visit our website found at www.reliantbank.com.

Forward-Looking Statements

Statements in this press release relating to Commerce Union Bancshares Inc.’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. The Company’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

CONTACT:
Commerce Union Bancshares, Inc.
DeVan Ard, 615-221-2005
President, Commerce Union Bancshares, Inc.
President and Chief Executive Officer, Reliant Bank
or
Ron DeBerry, 615-433-7200
Chairman and Chief Executive Officer, Commerce Union Bancshares, Inc.